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                                                                     EXHIBIT 8.3



November 14, 2000



WORLDxCHANGE Communications
9999 Willow Creek Road
San Diego, California 92131


         RE:  MERGER OF WORLDxCHANGE


Ladies and Gentlemen:

         You have requested our opinion regarding the material federal income tax consequences to the shareholders of Communication TeleSystems International d/b/a WORLDxCHANGE Communications, a California corporation ("CTI"), of the proposed reorganization (the "Reorganization") involving the exchange of stock of CTI for stock of World Access, Inc., a Delaware corporation ("WAXS") in a statutory merger of CTI with and into CTI Merger Co., a Georgia corporation ("Merger Sub") and a wholly-owned subsidiary of WAXS, in a transaction intended to qualify as a reorganization under Section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the "Code").(1)

         In connection with this opinion, we have examined such documents and matters of law and fact as we have considered appropriate, including (i) the Agreement and Plan of Merger, dated as of February 11, 2000, as amended (the "Agreement"); (ii) the Registration Statement on Form S-4 (No. 333-37750), as amended, filed by WAXS with the Securities and Exchange Commission (the "Registration Statement"); and (iii) the Officer Certificate from CTI to the undersigned (the "Officer Certificate"), in the form attached hereto. In connection with this opinion, we are assuming that the representations made by CTI and WAXS in the Agreement and in the Officer Certificate are true and correct as of the date of this opinion, and we are relying on each of such representations. In addition, with your consent, we have assumed or obtained representations (and are relying thereon, without any independent investigation or review thereof) that original documents (including signatures) are authentic and documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time of the Reorganization, as defined in the Agreement) due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof.



                                    Opinion
                                    -------

         Based on the foregoing, and our review and analysis of the current state of the law, it is our opinion that upon the effectiveness of the Reorganization, the exchange of the stock of CTI for the stock of WAXS will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a)(1) of the Code and that CTI, WAXS and Merger Sub will each be a party to that reorganization within the meaning of Section 368(b) of the Code, and as a result, the following tax consequences will apply to the shareholders of CTI:

         (1) The exchange of the stock of CTI for the stock of WAXS will be tax-free to the shareholders of CTI, except to the extent of (a) any cash received in lieu of fractional shares, and (b) any cash received by a shareholder of CTI who exercises such shareholder's dissenter's rights;

         (2) The aggregate tax basis of WAXS stock received by CTI shareholders in the merger, together with any tax basis attributable to fractional shares deemed to be disposed of and any CTI stock held in escrow pursuant to the Escrow Agreement (as defined in the Agreement), will be the same as the aggregate tax basis of CTI stock surrendered in the Reorganization;

         (3) The holding period of WAXS stock received by each CTI shareholder in the Reorganization will include the period for which the CTI stock surrendered in exchange therefore was considered to be held;

         (4) Cash payments received by shareholders of CTI stock in lieu of fractional shares of WAXS stock will be treated as if such fractional share of WAXS stock had been received in the Reorganization and then redeemed by WAXS. A CTI shareholder receiving cash in lieu of a fractional share of WAXS stock will recognize gain or loss upon such payment measured by the difference, if any, between the amount of cash received and such shareholder's basis in such fractional share;

         (5) A CTI shareholder that exercises dissenters' rights with respect to all of such holder's shares of CTI stock will recognize gain or loss measured by the difference between the amount of cash received and the holder's basis in such shares, provided that the payment is neither essentially equivalent to a dividend within the meaning of Section 302 of the Code nor has the effect of a distribution of a dividend within the meaning of Section 356(a)(2) of the Code (collectively, a "Dividend Equivalent Transaction"). A sale of CTI stock pursuant to an exercise of dissenters' rights will not be a Dividend Equivalent Transaction if, as a result of such exercise, the stockholder exercising the dissenters' rights owns no shares of CTI stock or WAXS stock (either actually or constructively within the meaning of Section 318 of the Code) immediately after the Reorganization. If a shareholder's sale of CTI stock for cash pursuant to an exercise of dissenters' rights is a Dividend Equivalent Transaction, then such shareholder may recognize ordinary income in any amount equal to the entire amount of cash received.

         Because of a lack of legislative, judicial or administrative authority, the federal income tax treatment of the receipt of WAXS shares issued in payment of accrued but undeclared and unpaid dividends ("Dividend Related Shares") with respect to CTI preferred stock is not entirely clear, and therefore, no opinion is being issued concerning that issue. If the receipt of Dividend Related Shares were not tax-free, then a holder of CTI preferred stock that received Dividend Related Shares could have taxable ordinary income in an amount equal to the fair market value of the Dividend Related Shares to the extent of such holder's pro rata share of CTI's earnings and profits. If the fair market value of the Dividend Related Shares exceeds such earnings and profits, then the excess first will be applied to reduce the holder's basis in the preferred stock, but not below zero, and then any excess over such amount will be treated as gain from the sale of such CTI stock. No opinion is being expressed regarding the federal income tax consequences to CTI, WAXS or Merger Sub in connection with the Reorganization.

         This opinion is limited to the tax matters specifically covered herein, and we have not been asked to address, nor have we addressed, any other tax consequences of the Reorganization. The opinion herein is based on current authorities and upon facts and assumptions as of the date of this opinion. It is subject to change in the event of a change in the applicable law. This opinion is expressed as of the date hereof and we disclaim any undertaking to advise you of any subsequent changes in the matters stated, represented or assumed herein, or of any subsequent changes in applicable law. There is no assurance that legislative or administrative changes or court decisions may not be forthcoming which would significantly modify the statements and opinions expressed herein. Any such changes may or may not be retroactive with respect to transactions prior to the date of such changes. This opinion represents only counsel's best legal judgment, and has no binding effect or official status of any kind, so that no assurance can be given that the positions set forth above will be sustained by a court, if contested.

         We consent to the filing of this opinion as an exhibit to the Registration Statement. This opinion is delivered to CTI for the benefit of CTI and its shareholders. This opinion may not be made available to any other person or entity without our prior written consent.



                           Respectfully Submitted,
                           /s/ O'Melveny & Myers LLP


------------
(1) All references to Sections are to the Internal Revenue Code of 1986, as amended.

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                            CERTIFICATE OF OFFICER OF
                     COMMUNICATION TELESYSTEMS INTERNATIONAL


Ladies and Gentlemen:


         In accordance with the proposed reorganization pursuant to the Agreement and Plan of Merger dated as of February 11, 2000, among World Access, Inc. ("WAXS"), CTI Merger Co. ("Merger Sub") and Communication TeleSystems International d/b/a WORLDxCHANGE Communications ("CTI") (as amended, the "Merger Agreement"), CTI will be merged with and into Merger Sub, with Merger Sub to be the surviving corporation and a wholly owned subsidiary of WAXS (the "Merger"), and each share of CTI common stock, each share of Series A preferred stock of CTI and each share of Series B preferred stock of CTI issued and outstanding immediately prior to the Effective Time will be converted into a right to receive shares of voting common stock of WAXS ("WAXS Common Stock"). Unless otherwise defined herein, capitalized terms shall have the meanings ascribed to them in the Merger Agreement.



         The undersigned officer of CTI, on behalf of CTI, after consulting with legal counsel and financial auditors of CTI regarding the meaning of and the factual support for the following representations, hereby states the following:


         1. All of the representations made by CTI in the Merger Agreement, as amended, are true and correct and will be true and correct as of the Effective Time.

         2. On the date of the Merger, the fair market value of the assets of CTI will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which those assets are subject.

         3. The only consideration that will be received by the CTI shareholders in the Merger will be WAXS Common Stock, cash in lieu of a fractional share of WAXS Common Stock, and cash received by CTI shareholders that dissent to the Merger.

         4. On February 11, 2000, WAXS became a participating lender to CTI by means of the term loan arrangement (the "Loan") described below. Pursuant to the terms of the Loan, WAXS advances proceeds to Foothill Capital Corporation ("Foothill") in an amount up to $30 million. Foothill then lends an amount of the advance up to $30 million to CTI and certain of its subsidiaries pursuant to the terms of an existing credit facility evidenced by a Loan and Security Agreement dated as of March 11, 1997, as thereafter amended (the "Credit Facility"), between Foothill, CTI and certain of the CTI subsidiaries.

         5. Any amount loaned to CTI is repaid by CTI to Foothill, and, once Foothill has deducted any loan fees and any other amount provided under the Credit Facility, repaid by Foothill to WAXS.


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        6.        On May 23, 2000, the Loan was amended to increase the
maximum amount available under the Loan to $45 million.

        7. The terms of the Loan, including any amendments thereto, are the result of arm's length negotiations.

        8. The Loan bears interest at a rate of 11 percent per annum, payable monthly in arrears.

         9. The Loan matures on February 11, 2001, subject to extension by WAXS up to October 1, 2003.

         10. The Loan will be secured by a blanket security interest in substantially all personal property of CTI.

         11. The Loan will be treated as debt by CTI and WAXS on their respective books.

         12. The participation interest of WAXS in the Loan is a last-out participation, such that any time after an acceleration by Foothill of the maturity of the obligations under the Credit Facility, or the failure of CTI and its participating subsidiaries to repay such obligations in full upon their stated maturity, all amounts collected or received by Foothill from collateral liquidation or otherwise will be applied first to repayment of all principal, interest and costs owing to Foothill, and thereafter, to repayment of amounts owing to WAXS.

         13. At the time the Loan was entered into, CTI believed it had the financial capability to repay the Loan in accordance with its terms.

         14. The terms of the Loan provide that the loan will be repaid by CTI in accordance with its terms whether or not the Merger is completed.

         The representations contained above are believed to be true and accurate in all material respects.

                                    COMMUNICATION TELESYSTEMS INTERNATIONAL


                                    By /s/ Pat Aelvoct
                                       -----------------------------------------

                                    Title Senior Vice President/CFO
                                          --------------------------------------


                                    Date November 14, 2000
                                         ---------------------------------------



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